Exhibit 99.1

Release: Immediate

Contact:

Media Rich Tauberman MWW Group (for Verisk Analytics) 202-585-2282 rtauberman@mww.com	Investor Relations Eva Huston Head of Investor Relations Verisk Analytics, Inc. 201-469-2142 eva.huston@verisk.com
Verisk Analytics Announces Senior Management Appointments
JERSEY CITY, N.J., February 23, 2011 — Verisk Analytics (Nasdaq:VRSK) today announced the appointment of Scott G. Stephenson, Chief Operating Officer, to the additional role of President. The company also announced the promotion of Mark V. Anquillare, Chief Financial Officer, to Executive Vice President, and Kenneth E. Thompson, General Counsel, to Executive Vice President.
Mr. Stephenson, who has served as Verisk’s Chief Operating Officer since 2008, will continue to report to Frank J. Coyne. Mr. Coyne maintains his role as Chairman and Chief Executive Officer of Verisk Analytics.
Mr. Stephenson will manage the day-to-day operations of Verisk Analytics. All the operating units of the company will report to him. Also reporting to Mr. Stephenson will be the Verisk technology, sales, marketing, and business development organizations.
“The streamlining of responsibilities under Scott Stephenson will allow Verisk Analytics to continue driving our business units closer together, with the goal of better serving our customers,” said Frank Coyne.
Mr. Stephenson joined the company in 2001. He focused on acquiring businesses and bringing new value and functionality to its offerings. In 2002, he was promoted to Executive Vice President, working with the senior management team to move the business to higher levels of growth and profitability. Mr. Stephenson became Chief Operating Officer in 2008, with particular responsibility for the company’s Decision Analytics segment.

About Verisk Analytics
Verisk Analytics (Nasdaq:VRSK) is a leading provider of information about risk to professionals in insurance, healthcare, mortgage, government, and risk management. Using advanced technologies to collect and analyze billions of records, Verisk Analytics draws on vast industry expertise and unique proprietary data sets to provide predictive analytics and decision-support solutions in fraud prevention, actuarial science, insurance coverages, fire protection, catastrophe and weather risk, data management, and many other fields. In the United States and around the world, Verisk Analytics helps customers protect people, property, and financial assets. For more information, visit www.verisk.com.

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